Exhibit 99.1


                   [LETTERHEAD OF UNITED NATURAL FOODS, INC.]


FOR IMMEDIATE RELEASE
July 13, 2005


           UNITED NATURAL FOODS, INC. PROVIDES FISCAL 2006 OUTLOOK AND
               ANNOUNCES ACQUISITION OF ROOTS & FRUITS COOPERATIVE

    Revenues Expected to Increase 10% - 15% to $2.25 Billion - $2.35 Billion Earnings Per Diluted Share Expected to Increase 15% - 20% to $1.14 - $1.19

Dayville, Connecticut - July 13, 2005 -- United Natural Foods, Inc., (Nasdaq:
UNFI) today provided its financial outlook for the fiscal year ending July 31, 2006 and announced the acquisition of substantially all of the assets of Roots & Fruits Cooperative, a privately-owned natural foods distributor of fresh produce and perishables.

For the fiscal year ending July 31, 2006, revenues are expected to increase approximately 10% to 15% from expected fiscal 2005 levels to a range of $2.25 billion to $2.35 billion. Fiscal year 2006 earnings per diluted share, excluding potential special items and the expensing of options, is expected to be in the range of $1.14 to $1.19 per share, an increase of 15% to 20% over expected fiscal 2005 levels, excluding special items. The expected cost impact for expensing options pursuant to the requirements of FAS 123R, which is effective with the first quarter of fiscal 2006, ending October 31, 2005, will be provided with the release of the Company's results for fiscal 2005. Special items may include labor, moving and other costs related to the expansion of the Company's distribution facilities. However, at this time the Company does not know the extent or significance of these items or whether the Company will in fact incur any of these or other special items in fiscal 2006.

The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company. If any of these assumptions vary, the Company's guidance may change. There can be no assurance that the Company will achieve these results. A description of the Company's use of non-GAAP information is provided under "Non-GAAP Results" below.

Capitalizing on the ongoing strength and growth of the natural foods industry, the Company expects to continue to invest in its people, facilities, equipment and new technologies during fiscal year 2006. Capital expenditures are expected to be in the range of $30 million to $35 million during fiscal year 2006.

Steven Townsend, United Natural Foods' Chairman and Chief Executive Officer said, "We continue to build solid momentum in the growth of our business and the natural foods market continues to be strong. Our long-term strategy and commitment to excel in the distribution of natural and organic foods continues to yield strong results.

Looking ahead to fiscal 2006, we remain focused on continually improving our service levels to all customers while providing the highest quality standards, product assortments and value-added support services in the industry."

Roots & Fruits Cooperative Acquisition

United Natural Foods also announced today that its wholly-owned subsidiary, Albert's Organics, Inc., has completed the acquisition of substantially all of the assets of Roots & Fruits Cooperative, a Minnesota-based organic wholesale distributor of fresh produce and other quality perishables. In operation since 1978, Roots & Fruits has annualized revenues of approximately $20 million and distributes to approximately 500 customers in the upper Midwest region of the U.S. Roots & Fruits will become a member of the Albert's Organics Family of Companies. Terms of the acquisition were not disclosed.

"We are extremely pleased that Roots & Fruits has chosen to join United Natural Foods," commented Mr. Townsend. "We will look to bring new products and services to their well established customer base. With the addition of Roots & Fruits, United Natural Foods will strengthen our position in the Midwest which will provide opportunities for improving operating efficiencies and additional economies of scale."

United Natural Foods expects that the acquisition will be slightly dilutive to earnings per share for the fourth quarter of fiscal 2005, and neutral to accretive for fiscal 2006 and accretive thereafter.

About United Natural Foods

United Natural Foods, Inc. carries and distributes more than 40,000 products to more than 20,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel.


For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

AT THE COMPANY:                     FINANCIAL RELATIONS BOARD
--------------------------------------------------------------------------------
Rick Puckett                        Joseph Calabrese
Chief Financial Officer             General Information
(860) 779-2800                      (212) 445-8434

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Commission on June 9, 2005, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Results: To supplement its financial statements presented on a basis of generally accepted accounting principles in the United States of America (GAAP), the Company uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude special charges. The Company believes that the use of these additional measures is appropriate to enhance an overall understanding of its past financial performance and also its prospects for the future as these special charges are not expected to be part of the Company's ongoing business. The adjustments to the Company's GAAP results are made with the intent of providing both management and investors with a more complete understanding of the underlying operational results and trends and its marketplace performance. For example, these adjusted non-GAAP results are among the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.